Exhibit 10.5

[LETTERHEAD OF WOODWORKERS WAREHOUSE, INC.]

February 27, 2003

Mr. Rick C. Welker

21 East Bay Lane

Plymouth, MA 02360

Dear Mr. Welker:

Reference is made to the Letter Agreement dated June 21, 2002 (the “Letter Agreement”) regarding your employment with Woodworkers Warehouse, Inc. (the “Company”). This letter amends the Letter Agreement as follows:

1.    The term of your employment with the Company shall be extended until March 1, 2005 (the “Term”). In the event that the Company terminates your employment prior to the expiration of the Term (other than for Cause, as such term is defined in the Letter Agreement), you shall be entitled to receive the severance consideration described in the Letter Agreement; provided, however, that in exchange for and as a condition to the Company’s obligation to pay such severance consideration, you hereby agree to execute and deliver a release, in a form satisfactory to the Company, of all claims you may have against the Company and its affiliates arising out of your employment with the Company or the termination thereof, including but not limited to a release of all claims of discrimination. The Company agrees to deliver such release to you at or about the time it delivers the notice of termination and you agree to execute and deliver such release to the Company within twenty-one (21) days thereafter. If you fail to execute and deliver such release as provided for therein, you will not be eligible to receive any further severance consideration from the Company.

2.    Effective as of March 2, 2003, your Base Salary shall be increased to $195,000.

3.    You hereby agree that you will not, without the prior written consent of the Company and without limitation as to time, divulge, disclose or make accessible to any other person, any Confidential Information except (a) in the course of carrying out your duties as Vice President and Chief Financial Officer of the Company or (b) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order you to divulge, disclose or make available such information. For purposes of this paragraph 3, “Confidential Information” means all information that is not known or available to the public concerning the Company or any subsidiary of the Company including but not limited to its products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Information known or available generally within the trade or industry of the Company shall be deemed to be known or available to the public.

Exhibit 10.5

The foregoing amendments to the Letter Agreement are conditioned upon your delivery to the undersigned of a fully-executed copy of this letter, evidencing your acceptance of these terms.

Please contact me directly if you have any questions about the terms of this letter.

Sincerely,

/s/ Walter S. Spokowski

Walter S. Spokowski

President and Chief Executive Officer

Accepted and Agreed to:

/s/ Rick C. Welker

Rick C. Welker